Exhibit 99.4

NYSE: WMB

Date: Nov. 17, 2004

Williams Increases Common Dividend Five-Fold

     TULSA, Okla. – Williams’ (NYSE:WMB) board of directors today approved a regular dividend of 5 cents per share on the company’s common stock, payable on Dec. 27, 2004, to holders of record at the close of business on Dec. 10, 2004.

     “Our restructuring is nearly complete. We’ve driven down our debt. We’ve increased our cash flow from operations. And we’ve made disciplined investments in our businesses,” said Steve Malcolm, chairman, president and chief executive officer.

     “Raising the dividend is another sign of our financial progress. The board is confident in our cash flow and our ongoing ability to increase shareholder value while continuing to improve our credit ratings,” Malcolm added.

     Today’s declaration by the board raises the dividend five-fold. The company previously had paid a penny per share since the third quarter of 2002, when Williams reduced its dividend to conserve cash.

     Since late 2002, Williams has reduced its debt by more than $6 billion. Williams’ businesses also have produced net cash from operations of approximately $770 million in 2003 and $1.1 billion for the first nine months of 2004.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932 Richard George Williams (investor relations) (918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.